FOR IMMEDIATE RELEASE

QNB Corp. Announces President Succession Plan

Chris Cattie Named Next President of QNB Bank

Quakertown, PA, May 13, 2026 (GLOBE NEWSWIRE) — QNB Corp. (“QNB”) (OTCQX: QNBC), the holding company for QNB Bank, announced today a key milestone in its long-term leadership succession planning. Following a comprehensive executive search process and Board review, Chris Cattie has been selected as the next President of QNB Bank.

Mr. Cattie will assume the role of Bank President and join the Board of Directors of QNB Corp., effective November 1, 2026. He will succeed current President Dave Freeman, who will remain as Chief Executive Officer of the Bank. Mr. Freeman will also continue to serve as President and Chief Executive Officer of the Company. It is expected that Mr. Cattie will assume the roles of President and Chief Executive Officer of both the Bank and the Company upon Mr. Freeman’s planned retirement on December 31, 2028, following a distinguished career with the organization. Mr. Cattie will serve as the Bank’s eighth president in its 149 years of community banking.

The selection follows a rigorous search conducted by an executive search firm in partnership with the Board’s Executive Committee, culminating in final interviews with several highly qualified candidates by the full Board of Directors.

Mr. Cattie has been a member of the QNB leadership team for more than 10 years, during which he has consistently delivered strong results while taking on increasing responsibilities. Most recently, he was appointed Chief Operating Officer on January 1, 2025.

“Chris has demonstrated exceptional leadership, a deep commitment to our culture, and a proven ability to drive results,” said Dave Freeman, President of QNB Bank, continuing, “his vision, energy, and dedication to our customers and communities make him the ideal choice to lead QNB into the future. I look forward to working closely with Chris and our Board to ensure a seamless and thoughtful transition.”

Mr. Cattie has a Bachelor of Science in Accounting & Management from Lock Haven University and an MBA in Management Information Systems from La Salle University. He is also a graduate of the Pennsylvania Bankers Association Advanced School of Banking and the American Bankers Association Stonier Graduate School of Banking.

In addition to his professional accomplishments, Mr. Cattie is actively involved in the community and banking industry, serving in leadership roles with the Pennsylvania Bankers Association, Willow Charitable Fund, Willow Grove Rotary Club (President), Scouting America’s Washington Crossing Council (President), and the Willow Grove Community Development Corporation.

“Succession planning is one of the Board’s most important responsibilities, and we are confident Chris is the right leader at the right time for QNB,” said Randy Bimes, Chairman of the Board. “His experience, leadership track record, and strong connection to our mission position him to build on our success and guide the organization forward.”

Mr. Freeman and Mr. Cattie will work closely with the Board over the coming months to ensure a smooth leadership transition.

Advisor

Smith & Wilkinson acted as executive recruitment advisors to QNB. Founded in 1998, Smith & Wilkinson is a premier talent advisory firm, located in Portland, Maine, that supports clients in achieving their strategic objectives.

About the Company

QNB Corp. is the holding company for QNB Bank, which is headquartered in Quakertown, Pennsylvania, and its division, Victory Bank. QNB Bank operates twelve branches in Bucks, Lehigh, and Montgomery Counties, and its division, Victory Bank, operates two branches in Montgomery County and two loan production offices in Montgomery and Berks Counties. The two banks offer commercial, small business, and personal customers banking services, borrowing solutions, and cash management tools in the communities they serve. In addition, the Company provides securities and advisory services under the name of QNB Financial Services through a registered Broker/Dealer and Registered Investment Advisor, and title insurance as a member of Laurel Abstract Company LLC. More information about QNB Corp. and QNB Bank is available at QNBBank.com.

CONTACT: David W. Freeman

President & Chief Executive Officer

215-538-5600 x5619

dfreeman@qnbbank.com